Exhibit 10(j)
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Solutia Inc., a Delaware corporation (the “Company”), and Rosemary L. Klein (the “Executive”), effective as of the 1st day of December, 2008 (the “Effective Date”).
WHEREAS, the Company and the Executive are currently parties to an Executive Employment Agreement originally dated as of April 21, 2005, and amended and restated as of April 11, 2007; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stakeholders to induce the Executive to continue to serve the Company. Therefore, in order to accomplish this objective, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date that is the three (3) year anniversary of such date (the “Initial Term”). Upon completion of the Initial Term, this Agreement shall thereafter automatically renew for additional 12-month periods (each, a “Subsequent Renewal Term”), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least 90 days prior to the expiration of the Initial Term or any Subsequent Renewal Term, as applicable. The Initial Term and any Subsequent Renewal Term are herein collectively referred to as the “Employment Period.”
Where the context permits, all references to the Company shall include an affiliate of the Company by which the Executive is employed. As used in this Agreement, the term “affiliate” or “affiliated companies” shall include any company controlled by, controlling or under common control with the Company. The obligations of the Company and the Executive under this Agreement including, without limitation, the obligations under Sections 4, 5 and 6, shall survive the termination of the Employment Period to the extent necessary to accomplish the purposes thereof.

2. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Period, (A) the Executive shall continue to serve as Senior Vice President, General Counsel and Corporate Secretary reporting directly to the Company’s Chief Executive Officer, with such authority, duties and responsibilities consistent with such position and as may be reasonably assigned to her from time to time by the Company’s Chief Executive Officer and (B) the Executive’s services shall continue to be performed at the location where the Executive was employed immediately preceding the Effective Date or at any office or location of the Company not more than 50 miles from the Company’s headquarters in St. Louis, Missouri.
(ii) During the Employment Period, the Executive shall serve the Company faithfully, diligently and to the best of her ability, and shall devote substantially all of her time and efforts during normal business hours to the business and affairs of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (B) manage personal investments, so long as such activities described in clauses A and B do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, and (C) with the advance approval of the Board, serve on corporate, civic or charitable boards or committees.
(b) Compensation.
(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than $315,000, which shall be paid in accordance with the Company’s normal payroll practices.
(ii) Annual Bonuses. In addition to Annual Base Salary, the Executive shall participate in the Company’s Annual Incentive Program, or any successor annual bonus plan(s), with a target annual bonus opportunity of not less than 75% of her Annual Base Salary. In addition, during the Employment Period, the Executive shall be entitled to participate in all long-term and other incentive plans, practices, policies and programs generally applicable to senior executive officers of the Company and its affiliated companies.
(iii) Equity Compensation. During the Employment Period, the Executive shall have the right to participate in an equity compensation arrangement to be established by the Board or the ECDC of the Board and subject to such terms and conditions as will be determined by the Board in its sole discretion.
(iv) Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to senior executive officers of the Company and its affiliated companies, subject to the Board’s authority to modify or terminate any such plans, practices, policies or programs on a Company-wide basis at any time.
(v) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to senior executive officers of the Company and its affiliated companies, subject to the Board’s authority to modify or terminate any such plans, practices, policies or programs on a Company-wide basis at any time.

(vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement, in accordance with Company policy, for all reasonable expenses incurred by the Executive in performing her duties hereunder.
(vii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies as in effect from time to time.
3. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 8(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the Executive’s long-term disability for purposes of any reasonable occupation as determined under the Company’s disability plan that is applicable to the Executive.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties;
(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;
(iii) the Executive’s conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or
(iv) the Executive’s habitual drug or alcohol abuse.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, in the case of conduct described in subparagraph (i) or (ii) above, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i),(ii), (iii) or (iv) above, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i) a material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement relating to compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Senior Vice President, General Counsel and Corporate Secretary of the Company reporting to the Company’s Chief Executive Officer and the authority, duties and responsibilities contemplated by Section 2(a) of this Agreement, or any other action by the Company, including a fundamental change to the nature and scope of the Company’s business, which results in a material diminution in such position, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 2(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date; or
(iv) Executive’s receipt of the Company’s written notice not to renew the Agreement or the failure of the Company and the Executive to enter into a new employment agreement by no later than the last day of the Employment Period.
If the Executive terminates her employment for Good Reason pursuant to subparagraph (ii) above as a result of a sale by the Company of substantially all of its assets, then the Executive shall make herself available to the Company as a paid independent consultant for such fee, at such times, over such period of time and for such number of hours as the parties shall reasonably agree, taking account of any new employment that the Executive may undertake.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
4. Obligations of the Company upon Termination.
(a) Good Reason; Other Than for Cause. Except as provided in Section 4(b) below, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason:
(i) the Company shall pay to the Executive in a lump sum in cash within ten days of the Date of Termination, or, with respect to the payments described in Sections 4(a)(i)(B) and (C), such other time described in Section 8(g), the aggregate of the following amounts:
A. the sum of (1) the Executive’s accrued Annual Base Salary through the Date of Termination, (2) any unpaid annual bonus earned by the Executive with respect to the previous year, and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. an amount equal to the average annualized payment the Executive received for the 3 years (or such shorter period during which the Executive has served as Senior Vice President, General Counsel and Corporate Secretary) immediately preceding the Date of Termination under the Company’s Annual Incentive Program, multiplied by the number of days that have transpired during that fiscal year immediately prior to the Date of Termination, divided by 365; and
C. an amount equal to 200% of the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 years (or such shorter period during which the Executive has served as Senior Vice President, General Counsel and Corporate Secretary) immediately preceding the Date of Termination under the Company’s Annual Incentive Program (the “Severance Payment”).
(ii) subject to the provisions of Section 8(g) hereof, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits, excluding any severance or separation pay or benefits, required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies, including, without limitation, the vested benefit, if any, of the Executive under any qualified defined benefit or defined contribution retirement plan of the Company and its affiliated companies in which the Executive participates, in accordance with the terms of such plan (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);
(iii) the Company shall continue to provide at its expense (on the same basis as at the Executive’s Date of Termination) for the continued participation of the Executive and, to the extent applicable, her family, in the Company’s medical, dental, vision and life insurance plans and programs, for a period of four months commencing with the Date of Termination; and
(iv) upon request of the Executive, the Company shall provide outplacement services to the Executive for up to twelve months and up to an aggregate cost of $25,000.
(b) Change in Control. If the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate employment for Good Reason upon a Change in Control (pursuant to the definition of Change in Control set forth below) or at any time within 24 months after the Change in Control, then the Executive shall be entitled to receive (1) all amounts as provided for in Section 4(a) hereof, provided, however, that the Severance Payment under this Section 4(b) will be an amount equal to 250% of the sum of (i) the Executive’s Annual Base Salary immediately prior to the Date of Termination and (ii) the average annualized payment the Executive received for the 3 most recent years under the Company’s Annual Incentive Program (or such shorter period during which the Executive has served as Senior Vice President, General Counsel and Corporate Secretary), and (2) immediate vesting of all outstanding equity awards granted pursuant to the Company’s equity compensation plan as may be in effect from time to time.

(i) For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if:
A. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company, and such person owns more aggregate voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors than any other person;
B. The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (x) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (y) the sale or other disposition of 50% or more of the Company’s assets that it owns as of the Effective Date of this Agreement, or (z) a liquidation or dissolution of the Company; provided, however, the effectiveness of a plan of reorganization pursuant to which a majority of the common stock of the reorganized Company is distributed (i) to Persons who are (a) holders of claims against the Company; (b) holders of equity interests in the Company; and/or (c) designated in the Company’s plan of reorganization proposal dated December 8, 2006, to receive common stock of the reorganized Company; or (ii) to or for the benefit of Company management, shall not constitute a “Change in Control”; or
C. Directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for timely payment or provision of the following:
(i) Accrued Obligations; and
(ii) Other Benefits.

Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.
(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for timely payment or provision of the following:
(i) Accrued Obligations; and
(ii) Other Benefits.
Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(e) Cause. If the Executive’s employment shall be terminated for Cause during the Employment Period this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
(f) Other than for Good Reason. If the Executive shall voluntarily terminate employment, excluding a termination for Good Reason, she shall receive the Accrued Obligations paid in a lump sum in cash within 10 days of the Date of Termination. In such case, the Executive shall also receive timely payment or provision of Other Benefits.
5. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest, by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). The Company shall make payment of such reimbursements from time to time, but in no event later than the last day of the calendar year following the calendar year in which such expenses are incurred, provided the Executive timely submits reasonable documentation of such expenses. In the event the Executive is not the prevailing party in any such contest, the Executive shall pay back any reimbursements made by the Company hereunder within 30 days of final disposition of such contest.

6. Confidential Information and Competitive Activity.
(a) Confidential Information. As used herein, “Confidential Information” means all technical and business information of the Company and its affiliated companies, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Executive (alone or with others) or to which the Executive has had access during the Executive’s employment. “Confidential Information” shall also include confidential evaluations of, and the confidential use or non-use by the Company or any affiliated company of, technical or business information in the public domain.
The Executive shall use the Executive’s best efforts and diligence both during and after employment by the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information. The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of the Executive’s duties with the Company.
The Executive shall deliver promptly to the Company, at the termination of the Executive’s employment, or at any other time at the Company’s request, without retaining any copies, all documents and other material in the Executive’s possession relating, directly or indirectly, to any Confidential Information.
Each of the Executive’s obligations in this Section shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive’s employment from others with whom the Company or any affiliated company has a business relationship.
The Executive understands that the Executive is not to disclose to the Company or any affiliated company, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of the Executive’s former employers.
(b) Competitive Activity; Nonsolicitation. In the event that, during the Employment Period, Executive shall voluntarily terminate her employment hereunder, be terminated by the Company without Cause, or terminate her employment hereunder for Good Reason, then the Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during the six months following termination of her employment with the Company or any affiliate for any reason, engage in or contribute her knowledge to any work or activity that involves a product, process, apparatus, service or development which is then competitive with or similar to a product, process, apparatus, service or development on which she worked or with respect to which she had access to Confidential Information while employed by the Company or an affiliate at any time during the period of five years immediately prior to her Date of Termination (“Competitive Work”). However, the Executive shall be permitted to engage in such proposed work or activity, and the Company shall furnish her a written consent to that effect signed by an officer of the Company, if the Executive shall have furnished to the Company clear and convincing written evidence, including assurances from the Executive and her new employer, that the fulfillment of her duties in such proposed work or activity would not likely cause her to disclose, base judgment upon, or use any Confidential Information. In addition, during her employment by the Company or an affiliate and for a period of six months thereafter, the Executive shall not, directly or indirectly, (i) induce or attempt to induce a salaried employee of the Company or any of its affiliates to accept employment or affiliation involving Competitive Work with another firm or corporation of which the Executive is an employee, owner, partner or consultant, or (ii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between the Company and any such customer, supplier, licensee or other person having a business relationship with the Company.

(c) Injunctive Relief. Executive agrees that the restrictions imposed upon her by this Section 6 are fair and reasonable considering the nature of the Company’s business and are reasonably required for the protection of the Company. Executive also acknowledges that a breach of any of the provisions of this Section 6 may result in continuing and irreparable damages to the Company for which there may be no adequate remedy at law, and that the Company, in addition to all other relief available to it, shall be entitled to the issuance of a temporary restraining order, preliminary injunction and permanent injunction restraining the Executive from committing or continuing to commit any breach of the provisions of this Section 6.
(d) Blue Pencil. If, at any time, the provisions of this Section 6 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Company agree that this Agreement as amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
7. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
8. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Rosemary L. Klein
1203 Equestrian Way
Fenton, Missouri 63026
If to the Company:
Jeffry N. Quinn
Chairman of the Board, President and Chief Executive Officer
Solutia Inc.
P.O. Box 66760
St. Louis, MO 63166-6760
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the Amended and Restated Employment Agreement dated as of April 11, 2007 and any other prior employment agreement between the Company and the Executive, and the Executive waives all rights with respect to such agreements, including, without limitation, any claims for damages related to such agreements; provided, that this Agreement shall have no effect on the Executive’s rights under any plan, program, policy or practice provided by the Company or any of its affiliated companies except that the benefits and other payments provided for pursuant to Section 3 hereof shall be in lieu of any severance or separation pay or benefits to which the Executive might otherwise be entitled under any plan, program, policy or arrangement of the Company and its affiliates. In consideration of the promises set forth in the Agreement, and of the mutual releases set forth in this paragraph, each party hereto relinquishes all rights, and releases the other from all promises, liabilities and commitments that may have existed under such other agreements, which shall be null and void and of no further effect.

(g) No amounts shall be payable pursuant to Section 4(a)(i)(B), 4(a)(i)(C) or 4(b) of this Agreement unless and until the Executive shall have executed and delivered a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A. In the event the Executive does not execute and deliver such waiver and release to the Company within 30 days of her Date of Termination, no payments shall be made under Sections 4(a)(i)(B), 4(a)(i)(C) or 4(b) (with respect to amounts which relate to Sections 4(a)(i)(B) and 4(a)(i)(C)). Any payments due under such Sections shall be paid within ten (10) days of the date the Executive delivers the waiver and release to the Company, provided such waiver and release is not revoked. Notwithstanding the above, these payments (and any other payments or benefits under this Agreement which are nonqualified deferred compensation under Code Section 409A for which an exemption from such provision is not available) shall not be made prior to the date which is six months after the date of Executive’s termination of employment if she is a “specified employee” at the time of her termination. In such case, the Executive’s payments shall be credited with interest at the applicable Federal rate provided for in Code Section 7872(f)(2)(A) during such period, and payment shall be made on the date after the last day of such six-month period. A “specified employee” is a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the Company’s established methodology for determining specified employees.
(h) Except as otherwise provided by Section 6(c), in the event of any dispute, controversy or claim arising out of or relating to this Agreement or Executive’s employment or termination thereof, the parties hereby agree to settle such dispute, controversy or claim in a binding arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, which arbitration shall be conducted in St. Louis, Missouri. The parties agree that the arbitral award shall be final and non-appealable and, except as otherwise provided by Section 6(c), shall be the sole and exclusive remedy between the parties hereunder. The parties agree that judgment on the arbitral award may be entered in any court having competent jurisdiction over the parties or their assets.
9. Code Section 409A Compliance. With respect to those amounts payable hereunder which are subject to Code Section 409A, this Agreement shall be interpreted in a manner so as to be consistent with such provision and the rules and regulations promulgated thereunder. The Company may modify the Agreement to the extent necessary to prevent a benefit or payment from being subject to a tax due to noncompliance with Code Section 409A.

10. Code Section 4999. If, as a result of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Executive, any state, local or federal taxing authority imposes any taxes on Executive that would not be imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to or assignee of the Company) shall pay to Executive at the time any such payments are made under or pursuant to this Agreement or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Executive (the amount of any such payment, the “Tax Reimbursement”). In addition, the Company (including any successor to or assignee of the Company) shall “gross up” such Tax Reimbursement by paying to Executive at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Executive as a result of the Tax Reimbursement being paid or payable to Executive and/or as a result of the additional amounts paid or payable to Executive pursuant to this sentence, such that after payment of such additional taxes Executive shall have been paid on a net after-tax basis an amount equal to the Tax Reimbursement. The amount of any Tax Reimbursement and of any such gross-up amounts shall be determined by the Company’s independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes is payable by Executive. Any reimbursement under this Section 10 shall be paid by the Company at the time required herein, but in no event later than the December 31 of the calendar year following the calendar year during which the Executive pays the tax subject to reimbursement under this Section 10.
11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party in original or facsimile form.
[signature page to follow]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Rosemary L. Klein
Rosemary L. Klein

SOLUTIA INC.
By:	/s/ Jeffry N. Quinn
Jeffry N. Quinn
Chairman of the Board, President and Chief Executive Officer

Exhibit 10(j)
Exhibit A
WAIVER AND RELEASE
Reference is made to that Amended and Restated Agreement (the “Agreement”), dated as of December 1, 2008, by and between Solutia, Inc., a Delaware Corporation (the “Company”), and Rosemary L. Klein (the “Executive”). This Waiver and Release (this “Waiver”) is made as of the  _____  day of                     , 2008, by the Executive pursuant to Section 8(g) of the Agreement.
Release and Waiver of Claims Against the Company
(a) The Executive, on behalf of herself, her agents, heirs, successors, assigns, executors and administrators, in consideration for the payments and other consideration provided for under the Agreement, hereby forever releases and discharges the Company and its successors, their affiliated entities, and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Waiver, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; and any unemployment or workers’ compensation law, excepting only those obligations of the Company expressly recited in the Agreement or this Waiver and any claims to benefits under the Company’s employee benefit plans as defined exclusively in written plan documents; (ii) any and all liability that was or may have been alleged against or imputed to the Company by the Executive or by anyone acting on her behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with the Company in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided herein or in the Agreement.
(b) The Executive shall not file or cause to be filed any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of this Waiver. In the event there is presently pending any action, suit, claim, charge or proceeding within the scope of this Waiver, or if such a proceeding is commenced in the future, the Executive shall promptly withdraw it, with prejudice, to the extent she has the power to do so. The Executive represents and warrants that she has not assigned any claim released herein, or authorized any other person to assert any claim on her behalf.

(c) In the event any action, suit, claim, charge or proceeding within the scope of this Waiver is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of the Executive, (i) the Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to the Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by the Executive within ten (10) days of her receipt thereof.
(d) In the event of a breach of this Waiver by the Executive, the Company’s obligations pursuant to the Agreement shall cease as of the date of such breach. Furthermore, the Executive understands that her breach of the provisions of this Waiver will cause monetary damages to the Company. Thus, should the Executive breach the provisions of this Waiver, she shall be required to pay the Company, as liquidated damages, the amount of the consideration paid by the Company to the Executive pursuant to the Agreement plus all costs and expenses, including all attorneys’ fees and expenses, that the Company incurs in enforcing this Waiver. The Executive agrees that the foregoing amount of liquidated damages is reasonable and necessary, and does not constitute a penalty.
Voluntary Execution of Waiver.
BY HER SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:
(A) I HAVE RECEIVED A COPY OF THIS WAIVER AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;
(B) IF I SIGN THIS WAIVER PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, I KNOWINGLY AND VOLUNTARILY WAIVE AND GIVE UP THIS RIGHT OF REVIEW;
(C) I HAVE THE RIGHT TO REVOKE THIS WAIVER FOR A PERIOD OF SEVEN (7) DAYS AFTER I SIGN IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S CHIEF EXECUTIVE OFFICER, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH I SIGNED THIS WAIVER;
(D) THIS WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE WAIVER HAVING BEEN REVOKED;
(E) THIS WAIVER WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (C). I AGREE NOT TO CHALLENGE ITS ENFORCEABILITY;
(F) I AM AWARE OF MY RIGHT TO CONSULT AN ATTORNEY, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS WAIVER;

(G) NO PROMISE OR INDUCEMENT FOR THIS WAIVER HAS BEEN MADE EXCEPT AS SET FORTH IN THIS WAIVER;
(H) I AM LEGALLY COMPETENT TO EXECUTE THIS WAIVER AND ACCEPT FULL RESPONSIBILITY FOR IT; AND
(I) I HAVE CAREFULLY READ THIS WAIVER, ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE AGREEMENT, AND WARRANT AND REPRESENT THAT I AM SIGNING THIS WAIVER KNOWINGLY AND VOLUNTARILY.
Intending to be legally bound, I have signed this Waiver as of the date first set forth above.

Rosemary L. Klein